EXHIBIT 2.1

                         AGREEMENT OF PURCHASE AND SALE

                                     between

                     FORESITE CAPITAL FACILITIES CORPORATION
                                  ("Purchaser")

                                       and

                      HINTON ECONOMIC DEVELOPMENT AUTHORITY
                                   ("Seller")

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I     DEFINITIONS....................................................1
  1.1         Definitions....................................................1

ARTICLE II    PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE; TITLE
              REVIEW PERIOD..................................................9
  2.1         Purchase and Sale..............................................9
  2.2         Payment of Purchase Price......................................9
  2.3         Deposit........................................................9
  2.4         Tests and Studies..............................................9

ARTICLE III   SELLER'S REPRESENTATIONS AND WARRANTIES.......................13
  3.1         Organization and Power........................................13
  3.2         Authorization and Execution...................................13
  3.3         Non-contravention.............................................13
  3.4         Title To Real Property........................................13
  3.5         No Special Taxes..............................................14
  3.6         Compliance with Existing Laws.................................14
  3.7         Personal Property and Inventory...............................14
  3.8         Operating Agreements..........................................14
  3.9         Insurance.....................................................14
  3.10        Condemnation Proceedings; Roadways............................14
  3.11        Actions or Proceedings........................................15
  3.12        Labor and Employment Matters..................................15
  3.13        Financial Information and Submission Matters..................15
  3.14        Bankruptcy....................................................15
  3.15        Hazardous Substances..........................................15
  3.16        Utilities.....................................................16
  3.17        Leased Property...............................................16
  3.18        Sufficiency of Certain Items..................................16
  3.19        Americans With Disabilities Act and Rehabilitation Act........17
  3.20        Structural Condition..........................................17
  3.21        Zoning........................................................17
  3.22        No Other Property Interests...................................18
  3.23        Private Prison Contract.......................................18
  3.24        Litigation....................................................18

ARTICLE IV    PURCHASER'S REPRESENTATIONS AND WARRANTIES....................18
  4.1         Organization and Power........................................18
  4.2         Non-contravention.............................................18
  4.3         Litigation....................................................19
  4.4         Bankruptcy....................................................19

ARTICLE V     CONDITIONS PRECEDENT; RIGHT TO TERMINATE......................19
  5.1         As to Purchaser's Obligations.................................19
  5.2         As to Seller's Obligations....................................21
  5.3         Seller's Right to Terminate...................................21
  5.4         Purchaser's Right to Terminate................................21

ARTICLE VI    COVENANTS OF SELLER...........................................21
  6.1         Operating Agreements..........................................21
  6.2         Warranties and Guaranties.....................................22
  6.3         Insurance.....................................................22
  6.4         Operation of Property Prior to Closing........................22
  6.5         No Marketing..................................................23

ARTICLE VII   CLOSING.......................................................23
  7.1         Closing.......................................................23
  7.2         Seller's Deliveries...........................................24
  7.3         Purchaser's Deliveries........................................26
  7.4         Mutual Deliveries.............................................27
  7.5         Closing Costs.................................................27
  7.6         Revenue and Expense Allocations...............................27
  7.7         Acquisition and Payment for Inventory.........................28

ARTICLE VIII GENERAL PROVISIONS.............................................29
  8.1         Condemnation..................................................29
  8.2         Risk of Loss..................................................29
  8.3         Broker........................................................30
  8.4         Bulk Sale.....................................................30
  8.5         Confidentiality...............................................30
  8.6         Seller's Accounts Receivable..................................30

ARTICLE IX    LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLER; DEFAULT....31
  9.1         Liability of Purchaser........................................31
  9.2         Indemnification by Seller.....................................31
  9.3         Liability of Seller...........................................32
  9.4         Indemnification by Purchaser..................................32
  9.5         Default by Seller/Failure of Conditions Precedent.............32
  9.6         Default by Purchaser/Failure of Conditions Precedent..........33
  9.7         Costs and Attorneys' Fees.....................................33
  9.8         Limitation of Liability.......................................33

ARTICLE X     MISCELLANEOUS PROVISIONS......................................33
  10.1        Completeness; Modification....................................33
  10.2        Assignments...................................................34
  10.3        Successors and Assigns........................................34
  10.4        Days..........................................................34
  10.5        Governing Law.................................................34

  10.6        Counterparts..................................................34
  10.7        Severability..................................................34
  10.8        Costs.........................................................34
  10.9        Notices.......................................................34
  10.10       Escrow Agent..................................................36
  10.11       Incorporation by Reference....................................36
  10.12       Survival......................................................36
  10.13       Further Assurances............................................36
  10.14       No Partnership................................................36
  10.15       Time of Essence...............................................37
  10.16       Signatory Exculpation.........................................37
  10.17       Rules of Construction.........................................37


EXHIBITS
Exhibit A -   Land Description


SCHEDULES
Schedule 1 -  Authorizations
Schedule 2 -  Operating Agreements
Schedule 3 -  Pending or Threatened Actions, Suits and Proceedings

                         AGREEMENT OF PURCHASE AND SALE

      THIS AGREEMENT OF PURCHASE AND SALE (this "AGREEMENT") is made as of this 17th day of November, 1997, between FORESITE CAPITAL FACILITIES CORPORATION, a Colorado corporation ("PURCHASER"), and HINTON ECONOMIC DEVELOPMENT AUTHORITY, a public trust and agency of the State of Oklahoma created pursuant to a Trust Indenture dated as of June 29, 1987, and Title 60 Oklahoma Statute 1981 Sections 176 to 180.4, as amended and supplemented ("SELLER").

                                  RECITATIONS:

      A. Seller is the owner of that certain eight hundred twelve (812) bed Great Plains Correctional Facility situate, lying and being in Hinton, Oklahoma, composed of that certain real property described on EXHIBIT A attached hereto and the improvements situated thereon, together with all fixtures, furniture, equipment and consumable inventory situated therein.

      B. Purchaser is desirous of purchasing such prison property from Seller and Seller is desirous of selling such prison property to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 DEFINITIONS. The following terms shall have the indicated meanings:

            "ACT OF BANKRUPTCY" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts,
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

            "AFFILIATE" shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, and, in the case of an individual, includes any relative or spouse of such person, or any relative of such spouse who has the same home as such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

            "APPLICABLE LAWS" shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.

            "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean one or more assignment and assumption agreements whereby (a) Seller (1) assigns and Purchaser and/or its operator, lessee or other designee (as Purchaser shall specify) assumes the Operating Agreements that have not been terminated prior to Closing in accordance herewith, (2) assigns all of Seller's right, title and interest in and to the Intangible Personal Property, to the extent assignable, and (3) indemnifies, defends and holds Purchaser and/or its operator, lessee or other designee harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions accruing under such Operating Agreements before the Closing Date; and (b) Purchaser and/or its operator, lessee or other designee indemnifies, defends and holds Seller harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions accruing under such Operating Agreements after the Closing Date.

            "AUTHORIZATIONS" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof, which Authorizations are more particularly described on SCHEDULE 1 attached hereto and made a part hereof.

            "BILL OF SALE - INVENTORY" shall mean that certain bill of sale conveying title to the Inventory to Purchaser or Purchaser's operator, lessee or other designee (as Purchaser shall specify).

            "BILL OF SALE - PERSONAL PROPERTY" shall mean one or more bills of sale conveying title to the Tangible Personal Property and the Intangible Personal Property, if necessary, from Seller to Purchaser or its operator, lessee or other designee (as Purchaser shall specify).

            "BROKER" shall mean Mr. Robert C. Potts of Midwest Associates Real Estate.

            "CCA CONTRACT" shall mean that certain Management Agreement dated as of June 1, 1996, by and between Operator and Seller.

            "CLOSING" shall mean the settlement on the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.

            "CLOSING DATE" shall mean the date on which the Closing occurs.

            "CLOSING DOCUMENTS" shall mean the documents defined as such in
SECTION 7.1 hereof.

            "DEED" shall mean that certain deed conveying title to the Real Property with general warranty covenants of title, in recordable form, and subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on EXHIBIT A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed shall conform to the description shown on the Survey.

            "DEMAND NOTE" shall mean the demand note defined as such in SECTION
2.3 hereof.

            "DEPOSIT" shall mean Demand Note deposited with Escrow Agent by Purchaser pursuant to SECTION 2.3 hereof, and any proceeds therefrom. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement.

            "EMPLOYMENT AGREEMENTS" shall mean all employment agreements, written or oral, between Seller or Operator and the persons employed with respect to the Property.

            "ENVIRONMENTAL DAMAGES" shall mean all third-party claims, judgments, damages, losses, penalties, fines, liabilities (including, without limitation, punitive damages and strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, including, without limitation, attorneys' fees and disbursements and consultants' fees, any of which arise as a result of the existence of Hazardous Materials upon, about or beneath the Property or migrating or threatening to migrate from the Property, or as a result of the existence of a violation of Environmental Requirements pertaining to the Property.

            "ENVIRONMENTAL REQUIREMENTS" shall mean (i) all applicable statutes, regulations, rules, policies, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of all Governmental Authorities, and (ii) all judicial, administrative and regulatory decrees, judgments and orders, in each case of (i) and (ii) relating to the protection of human health or the environment from Hazardous Materials, including, without limitation: (a) all requirements thereof, including, without limitation, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (b) all requirements pertaining to the protection of the health and safety of employees or the public from Hazardous Materials.

            "ESCROW AGENT" shall mean First American Title Insurance Company.

            "FINANCIAL INFORMATION" shall mean the financial information defined as such in SECTION 3.13 hereof.

            "FIRPTA CERTIFICATE" shall mean the affidavit of Seller under
Section 1445 of the Internal Revenue Code, as amended, certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder), in form and substance satisfactory to Purchaser.

            "GOVERNMENTAL AUTHORITY" shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

            "HAZARDOUS MATERIALS" shall mean any chemical substance: (i) which is or becomes defined as a "hazardous substance," "hazardous waste," "hazardous material," "pollutant," "contaminant," or "toxic," "explosive," "corrosive," "flammable," "infectious," "radioactive," "carcinogenic," or "mutagenic" material under any law, regulation, rule, order, or other authority of the federal, state or local governments, or any agency, department, commission, board, or instrumentality thereof, regarding the protection of human health or the environment from such chemical substances including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, including, without limitation, asbestos and gasoline and other petroleum products (including crude oil or any fraction thereof); (ii) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; (iii) without limitation, which contains drinking biphenyls or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (iv) without limitation, radon gas.

            "IMPROVEMENTS" shall mean the Prison and all other buildings, improvements, fixtures and other items of real estate located on the Land.

            "INSURANCE POLICIES" shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

            "INTANGIBLE PERSONAL PROPERTY" shall mean all intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, (1) the Authorizations, (2) escrow accounts, utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, and
(3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway. It shall not mean any accounts and reserve funds held by Liberty Bank and Trust Company of Oklahoma City, National Association pursuant to that certain Amended and Restated Trust Agreement dated as of May 1, 1994.

            "INVENTORY" shall mean all inventories described in SECTION 7.7 hereof.

            "KNOWLEDGE" shall mean the current actual knowledge of the Trustees and officers of the Seller and shall not include constructive knowledge, imputed knowledge or inquiry knowledge.

            "LAND" shall mean that certain parcel of real estate lying and being in Caddo County, Oklahoma, as more particularly described on EXHIBIT A attached hereto, LESS AND EXCEPT AND SUBJECT TO any water rights, oil, gas or other minerals previously reserved or conveyed of record, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

            "LEASED   PROPERTY"  shall  mean  all  leased  items  of  Tangible
Personal Property.

            "OPERATING AGREEMENTS" shall mean all management, operating, service, supply and maintenance contracts, if any, in effect with respect to the Property and all other contracts (other than Employment Agreements) that affect the Property or are otherwise related to the construction, ownership, operation, occupancy or maintenance of the Property, including, but not limited to, agreements and contracts to house inmates at the Prison (other than the Private Prison Contract), food service and equipment agreements, inmate pay telephone service agreements, medical and pharmaceutical service and supply agreements, drug testing service agreements, public performance and licensing agreements for motion picture video cassettes, inmate educational and institutional service agreements, refuse service agreements, pest control service agreements and machinery, equipment and uniform rental and service agreements.

            "OPERATOR" shall mean Corrections Corporation of America, Inc., a Delaware corporation.

            "OPERATOR ESTOPPEL CERTIFICATE" shall mean an estoppel certificate from Operator, in form reasonably satisfactory to Purchaser, certifying that the CCA Contract is in full force and effect and that, to Operator's knowledge, there are no defaults thereunder on the part of Operator or Seller.

            "OWNER'S TITLE POLICY" shall mean an owner's policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser's ownership of fee simple marketable title to the Real Property in accordance with the Title Standards, subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to Purchaser. Purchaser may require such deletions of standard exceptions and such title endorsements as are legally available and customarily required by institutional investors purchasing property comparable to the Property in the state where the Property is situated. The description of the Land in the Owner's Title Policy shall be by courses and distances or by reference to a legal, subdivided lot and shall be identical to the description shown on the Survey.

            "PERMITTED TITLE EXCEPTIONS" shall mean those exceptions to title to the Real Property that are satisfactory to Purchaser as determined pursuant to
SECTION 2.4(D) hereof.

            "PERSONAL PROPERTY" shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

            "PRISON" shall mean the eight hundred twelve (812) bed correctional facility and related amenities located on the Land.

            "PRIVATE PRISON CONTRACT" shall mean that certain Private Prison Contract dated July 1, 1997 by and between Seller and the State.

            "PRIVATE PRISON CONTRACT ASSIGNMENT" shall mean an assignment agreement whereby (a) Seller assigns to Purchaser and/or its operator, lessee or other designee (as Purchaser shall specify) all of Seller's right, title and interest in and to all revenue (from State rental or otherwise) generated from the Private Prison Contract, (b) Seller agrees to use commercially reasonable efforts to ensure the continuation of the Private Prison Contract and the availability of prisoners to the Prison, (c) Purchaser agrees to cause Seller to be paid the sum of One and 25/100 Dollars ($1.25) per diem for each inmate at any time housed in the Prison or in any other similar facility located in Caddo County, Oklahoma, owned or operated by or on behalf of Purchaser or any Affiliate of Purchaser, which amount shall be paid to Seller upon Purchaser's receipt of monthly payments from the party or parties for whom such inmates are being housed and before Purchaser uses such funds to pay other operating expenses related to the Prison, (d) Seller agrees to use commercially reasonable efforts to assist Purchaser and/or its operator, lessee or other designee (as Purchaser shall specify) in obtaining the State's approval of any third party operator selected by Purchaser or Purchaser's lessee, (e) Seller agrees to use commercially reasonable efforts to assist Purchaser and/or its operator, lessee or other designee (as Purchaser shall specify) to expand the term of the Private Prison Contract so as to permit an expansion of the Prison facility, (f) Seller agrees to cooperate with Purchaser and/or its operator, lessee or other designee (as Purchaser shall specify) to accommodate any other sources of inmates which Purchaser and/or its operator, lessee or other designee may identify, which may allow for an additional expansion of the Prison facility, (g) Purchaser agrees to use commercially reasonable efforts to design, build and finance an expansion of the Prison facility if the Private Prison Contract is expanded and/or additional sources for inmates are secured, (h) Seller agrees to use commercially reasonable efforts to negotiate favorable annual adjustment in the rental to be paid by the State under the terms of the Private Prison Contract, (i) Seller indemnifies, defends and holds Purchaser and/or its operator, lessee or other designee (as the case may be) harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to acts or omissions of Seller accruing under the Private Prison Contract prior to the Closing Date, and (j) Seller and Purchaser provide each other with appropriate indemnities and releases regarding such parties' respective obligations with regard to the Private Prison Contract arising after the Closing Date..

            "PROPERTY"  shall  mean   collectively  the  Real  Property,   the
Inventory,   the  Tangible  Personal  Property  and  the  Intangible  Personal
Property.

            "PURCHASE PRICE" shall mean Forty-Three Million and No/100 Dollars ($43,000,000.00) payable in the manner described in SECTION 2.2 hereof.

            "PURCHASER'S OBJECTIONS" shall mean the objections defined as such in SECTION 2.4(D) hereof.

            "REAL PROPERTY" shall mean the Land and the Improvements.

            "SELLER'S ORGANIZATIONAL DOCUMENTS" shall mean the trust indenture, all other organizational documents and all amendments thereto, of Seller, true and correct copies of which shall be provided to Purchaser prior to Closing.

            "STATE"   shall  mean  the  State  of   Oklahoma   Department   of
Corrections.

            "SUBMISSION MATTERS" shall mean all items Seller is required to deliver or make available to Purchaser pursuant to SECTION 2.4(B) hereof. For the purpose of this Agreement, any

Submission Matters in the possession of Seller's operator shall be deemed to be "reasonably available to Seller."

            "SURVEY" shall mean the survey defined as such in and prepared pursuant to SECTION 2.4(D) hereof.

            "TANGIBLE PERSONAL PROPERTY" shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery and other personal property of every kind and nature (including cash-on-hand and petty cash funds) located on or used or useful in the operation of the Prison and owned by Seller, including, without limitation, Seller's interest as lessee with respect to any such Tangible Personal Property.

            "TITLE COMMITMENT" shall mean the commitment for a policy of owner's title insurance issued by the Title Company pursuant to Section 2.4(d) hereof.

            "TITLE COMPANY" shall mean First American Title Company.

            "TITLE REVIEW PERIOD" shall mean the period commencing on the date the last of the Survey, the Title Commitment and the UCC Reports are delivered to Seller and ending thirty (30) days thereafter.

            "TITLE STANDARDS" shall mean the Title Examination Standards adopted by the Oklahoma Bar Association, together with applicable Oklahoma statutes.

            "UCC REPORTS" shall mean the reports defined as such in SECTION 2.4(D) hereof.

            "UTILITIES" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary or appropriate for the operation and occupancy of the Property as a correctional facility.

            "WARRANTIES AND GUARANTIES" shall mean all warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.

                                   ARTICLE II
                       PURCHASE AND SALE; DEPOSIT; PAYMENT
                     OF PURCHASE PRICE; TITLE REVIEW PERIOD

      2.1 PURCHASE AND SALE. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

      2.2 PAYMENT OF PURCHASE PRICE. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in ARTICLE VII and as set forth below, to Seller or other applicable party at Closing by making a wire transfer of immediately available federal funds to the account of Seller or other applicable party as specified in writing by Seller. The parties agree that the Purchase Price shall be allocated between the Real Property and Personal Property in accordance with the appraisal of the Personal Property to be obtained by Purchaser prior to the Closing.

      2.3 DEPOSIT. Simultaneously with the execution hereof by both Seller and Purchaser and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deliver to Escrow Agent a demand promissory note in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) executed by Purchaser and the Durrant Group, Inc., payable to the order of Seller (the "Demand Note"). Escrow Agent shall return the Demand Note to Purchaser if (i) Purchaser completes the purchase of the Property, (ii) Purchaser terminates this Agreement in accordance with the provisions of Sections 2.4(d), 5.1(b), 5.4 or 9.5 hereof,
(iii) Seller fails to complete the sale of the Property as required by this Agreement and such failure is not due to the actions or inactions of Purchaser, who shall be ready, willing and able to proceed to Closing hereunder, or (iv) Seller terminates this Agreement in accordance with the provisions of Section
5.3 of this Agreement. Escrow Agent shall deliver the Demand Note to Seller if
(i) Seller terminates this Agreement in accordance with the provisions of
Section 9.6 hereof, due to a default by Purchaser, or (ii) Purchaser fails to complete the purchase of the Property as required by this Agreement and such failure is not due to the actions or inactions of Seller, who shall be ready, willing and able to proceed to Closing hereunder. The Demand Note and the proceeds to be paid thereunder, if owed, shall constitute full and complete liquidated damages arising under this Agreement for Purchaser's failure to complete the purchase of the Property as contemplated herein.

      2.4   TESTS AND STUDIES.

            (a) Purchaser shall have the right, from the effective date of this Agreement through the Closing Date, to enter upon the Real Property and to perform, at Purchaser's expense, such economic, surveying, engineering, topographic, environmental and other tests, studies and investigations as Purchaser may deem appropriate.

            (b) Within ten (10) days after executing this Agreement, Seller shall deliver (or, if so noted, make available to Purchaser on site) the following to Purchaser, unless such items have previously been delivered to
Purchaser:

                  (1) To the extent in Seller's possession or reasonably available to Seller, copies of all Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property. The foregoing items shall be made available to Purchaser on site.

                  (2) A complete list of all Operating Agreements in effect as of the date of this Agreement, to be attached hereto as SCHEDULE 2 and made a part hereof, and complete copies of all such Operating Agreements.

                  (3) A schedule setting forth the type and amounts of insurance coverage maintained by Seller with respect to the Property as of the date of this Agreement and complete copies of all such Insurance Policies.

                  (4) To the extent in Seller's possession or reasonably available to Seller, financial and operating statements for the Property for the previous three (3) calendar years and the year to date.

                  (5) The operating and capital expenditure budget for the Property for the current calendar year and, to the extent in Seller's possession or reasonably available to Seller, for the previous three (3) calendar years.

                  (6) A complete list of all Tangible Personal Property.

                  (7) A complete list of all Leased Property and complete copies of all lease agreements related thereto.

                  (8) To the extent in Seller's possession or reasonably available to Seller, copies of statements for Utilities payable for the current calendar year and prior three calendar years.

                  (9) SCHEDULE 3, as described in Section 3.11, to be attached hereto and made a part hereof.

                  (10) A complete list of all Warranties and Guaranties in effect as of the date of this Agreement and complete copies of all such Warranties and Guaranties. The copies of such Warranties and Guaranties shall be made available to Purchaser on site.

                  (11) Copies of all soil tests, structural engineering tests, masonry tests, percolation tests, water, oil, gas, mineral, radon, formaldehyde, PCB or other environmental tests, audits or reports, market studies and site plans related to the Property in Seller's possession or reasonably available to Seller.

                  (12) If in Seller's possession or reasonably available to Seller, copies of complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property. The foregoing items shall be made available to Purchaser on site.

                  (13) If in Seller's possession or reasonably available to Seller, copies of as-built plans and specifications for the Property. The foregoing items shall be made available to Purchaser on site.

                  (14) Structural, mechanical or other engineering reports or studies related to the Property, if any, in Seller's possession or reasonably available to Seller. The foregoing items shall be made available to Purchaser on site.

                  (15) If in Seller's possession or reasonably available to Seller, copies of any surveys of all or any portion of the Property.

Seller hereby represents to Purchaser that all Submission Matters delivered to Purchaser shall be true, accurate and complete in all material respects; provided, however, that Seller's representations with respect to items furnished pursuant to Sections 2.4(a)(11), (12), (13), (14) and (15) shall be limited to a representation that such items are true, accurate and complete copies of items furnished to Seller by others. From the effective date of this Agreement through the Closing Date, Seller shall make available to Purchaser, its agents, auditors, engineers, attorneys, potential lessees and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records and any and all other materials or information relating to the Property which are in, or come into, Seller's possession or control or are otherwise reasonably available to Seller.

            (c) Purchaser shall indemnify and defend Seller against any loss, damage or claim for personal injury or property damage arising from the negligent or willful acts upon the Real Property by Purchaser or any agents, contractors or employees of Purchaser. Purchaser, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by Purchaser. This provision shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

            (d) Within ten (10) days following the full execution of this Agreement, Seller shall deliver to Purchaser, at Seller's sole cost and expense, with two (2) copies to Purchaser's attorneys, Peabody & Brown, a Survey of the Land and the Improvements, prepared by a surveyor licensed to practice as such in the state where the Land is located and reasonably acceptable to Purchaser, bearing a date not earlier then thirty (30) days from the date of its delivery, containing a certificate reasonably acceptable to Purchaser. Within ten (10) days following the full execution of this Agreement, Seller shall cause to be furnished to Purchaser, at Seller's sole cost and expense, (i) the Title Commitment, with an effective date of this Agreement, showing marketable title to be held by Seller in accordance with the Title Standards, together with legible copies of all documents identified in such Title Commitment as exceptions to title (collectively, the "TITLE COMMITMENT"), and (ii) reports of searches of the Uniform Commercial Code records of both the county and State in which the Property is located (collectively, the "UCC REPORTS") with respect to the state of title to the Property. Prior to the expiration of the thirty (30) days from the date the last of the Survey, the UCC Reports and the Title Commitment are delivered to Purchaser (the "TITLE REVIEW PERIOD"), Purchaser shall notify Seller of any matters shown on the Survey or identified in the Title Commitment or the UCC Reports that Purchaser is unwilling to accept (collectively, "PURCHASER'S OBJECTIONS"). In the event that any of the Survey, the Title Commitment and/or the UCC Reports are not delivered to Purchaser within the required ten (10) day period, the Title Review Period shall be extended by a period of time equal to the number of days after the expiration of the required ten (10) day period Seller takes to deliver the Survey, the Title Commitment and/or the UCC Reports. If any of Purchaser's Objections consist of mortgages, deeds of trust, security agreements, construction or mechanics' liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such Purchaser's Objections) any such Purchaser's Objections and Escrow Agent is authorized to pay and discharge at Closing such Purchaser's Objections to the extent not paid and discharged or bonded against at Closing. For such purposes, Seller may use all or a portion of the cash to close. Seller shall not be obligated to incur any expenses to cure any non-monetary Purchaser's Objections unless Seller agrees to cure such non-monetary Purchaser's Objections as hereinafter provided. Seller shall notify Purchaser within five (5) days after receipt of notice of Purchaser's Objections whether Seller agrees to cure such non-monetary Purchaser's Objections. If Seller notifies Purchaser in writing within such five (5) day period that Seller agrees to cure such non-monetary Purchaser's Objections, Seller shall correct such non-monetary Purchaser's Objections no later than the Closing Date to the reasonable satisfaction of Purchaser. If Seller does not notify Purchaser within such five
(5) day period of Seller's agreement to cure such non-monetary Purchaser's Objections, Seller shall be deemed to have elected not to cure such non-monetary Purchaser's Objections, and Purchaser shall elect (1) to waive such non-monetary Purchaser's Objections without any abatement in the Purchase Price or (2) to terminate this Agreement, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Seller shall not, after the date of this Agreement, subject the Real Property to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Purchaser's prior written consent. All title matters revealed by the Title Commitment, UCC Reports and Survey and not objected to by Purchaser as provided above (other than those rendering title defeasible and delinquent mortgages, deeds of trust, security agreements and other liens and charges that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Purchaser shall not be required to take title to the Real Property subject to any matters (other than those attributable to Purchaser's acts) which may arise subsequent to the effective date of the Title Commitment, UCC Reports and Survey examined by Purchaser during the Study Period.

                                   ARTICLE III
                     SELLER'S REPRESENTATIONS AND WARRANTIES

      To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations and warranties with respect to the Property, upon each of which Seller acknowledges and agrees that Purchaser is entitled to rely and has relied:

      3.1 ORGANIZATION AND POWER. Seller is a public trust and agency of the State of Oklahoma created pursuant to a Trust Indenture dated as of June 29, 1987, and Title 60 Oklahoma Statute 1981 Sections 176 to 180.4, as amended and supplemented, and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

      3.2 AUTHORIZATION AND EXECUTION. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations hereunder. The person executing this Agreement on behalf of Seller has the authority to do so.

      3.3 NON-CONTRAVENTION. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.

      3.4 TITLE TO REAL PROPERTY. To Seller's Knowledge, Seller is the sole owner of fee simple marketable title to the Real Property.

      3.5 NO SPECIAL TAXES. Seller has no Knowledge of any planned special taxes or assessments that may relate to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

      3.6 COMPLIANCE WITH EXISTING LAWS. To Seller's Knowledge, Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. To Seller's Knowledge, Seller has not misrepresented or failed to disclose any relevant fact in obtaining any Authorizations, and Seller has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. Seller has no Knowledge, nor has it received notice within the past three years, of any existing or threatened violation of any provision of any Applicable Laws including, but not limited to, those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations to the Property other than those that have been made prior to the date hereof.

      3.7 PERSONAL PROPERTY AND INVENTORY. All of the Personal Property and Inventory being conveyed by Seller hereunder are free and clear of all liens and encumbrances except for those which will be discharged by Seller at Closing, and Seller has good and merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

      3.8 OPERATING AGREEMENTS. There are no management, service, supply or maintenance contracts in effect with respect to the Property other than the Operating Agreements described on SCHEDULE 2 hereto, to be provided by Seller within ten (10) days after executing this Agreement. To Seller's Knowledge, Seller has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. To Seller's Knowledge, all other parties to the Operating Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. Seller has received no notice of any intention by any of the parties to any of the Operating Agreements to cancel the same, nor has Seller canceled any of same.

      3.9 INSURANCE. To Seller's Knowledge, all of Seller's Insurance Policies are valid and in full force and effect and Seller has complied with all requirements or recommendations of the carriers of the Insurance Policies.

      3.10 CONDEMNATION PROCEEDINGS; ROADWAYS. Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street, creek or road adjacent to or serving the Real Property.

      3.11 ACTIONS OR PROCEEDINGS. Other than as set forth on SCHEDULE 3 hereto, to be provided by Seller within ten (10) days after executing this Agreement, there is no action, suit or proceeding pending or known to Seller to be threatened against or affecting Seller in any court, before any arbitrator or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Seller or the Property, (c) could materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, (e) concerns any past or present employee of Seller or its managing agent or (f) could otherwise adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

      3.12 LABOR AND EMPLOYMENT MATTERS. Seller is not a party to any Employment Agreement, written or oral, with respect to the Property. All individuals involved in the operation of the Prison or otherwise related to the Property are employees of Operator or another third party. Operator's relationship with Seller is that of an independent contractor. Seller hereby indemnifies, defends and holds Purchaser and its operator, lessee or other designee (as Purchaser shall specify) harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) arising as a result of any inaccuracy or breach of the foregoing representations and warranties.

      3.13 FINANCIAL INFORMATION AND SUBMISSION MATTERS. To Seller's Knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements ("FINANCIAL INFORMATION") is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in Seller's Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.

      3.14 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Seller.

      3.15 HAZARDOUS SUBSTANCES. To Seller's Knowledge, neither Seller nor any previous owner, tenant, occupant or user of the Property, nor any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property in violation of any Applicable Laws. To Seller's knowledge, no Hazardous Materials have migrated from or to the Property upon, about, or beneath other properties in violation of any Environmental Requirements. To Seller's Knowledge, neither the Property nor its existing or prior uses fail or failed to materially comply with Environmental Requirements. Seller has no Knowledge of any permits, licenses or other authorizations which are required under any Environmental Requirements with regard to the current uses of the Property which have not been obtained and complied with. To Seller's

Knowledge, neither Seller nor any prior owner, occupant or user of the Property has received any written notice concerning any alleged violation of Environmental Requirements in connection with the Property or any liability for Environmental Damages in connection with the Property for which Seller (or Purchaser after Closing) may be liable. To Seller's Knowledge, no Hazardous Materials are constructed, deposited, stored or otherwise located on, under, in or about the Property in violation of any Environmental Requirements. To Seller's Knowledge, there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, summons or investigation, pending or threatened, relating to any alleged violation of Environmental Requirements on the Property, or from the suspected presence of Hazardous Materials thereon, or relating to any Environmental Damages. To Seller's Knowledge, no underground or above ground chemical treatment or storage tanks, or gas or oil wells are located on the Property.

      3.16 UTILITIES. To Seller's Knowledge, all Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land, do so in accordance with valid public easements or irrevocable private easements, and all of said Utilities are installed and operating and all installation and connection charges therefor have been paid in full.

      3.17 LEASED PROPERTY. To Seller's Knowledge, all leases of the Leased Property are in good standing and free from default.

      3.18 SUFFICIENCY OF CERTAIN ITEMS. The Property contains not less than:

            (a) a sufficient amount of kitchen equipment, refrigeration equipment, paper goods, utensils, serviceware and other such personal property to properly and efficiently operate the dining facilities located upon or within the Improvements at maximum capacity;

            (b) a sufficient amount of furniture, furnishings, mattresses, pillows, blankets, towels, bed sheets and the like, to operate the Prison at its current maximum capacity and properly house its inmates;

            (c) one (1) average month's supply of paper goods, soaps, cleaning supplies and other such supplies and materials;

            (d) a sufficient amount of furniture, furnishings and customary office supplies and equipment to properly and efficiently operate the Prison administrative offices located upon or within the Improvements;

            (e) a sufficient amount of laundry equipment (including, without limitation, washers, dryers, pressing machines, sewing machines and related equipment) and supplies to properly and efficiently operate the Prison laundry facilities located upon or within the Improvements, at maximum capacity;

            (f) a sufficient amount of equipment and supplies necessary to fully and properly operate all of the Prison's security systems;

            (g) a sufficient amount of medical equipment, supplies and furnishings necessary to properly and efficiently operate the Prison infirmary located upon or within the Improvements, at maximum capacity;

            (h) a sufficient number of vehicles and related equipment and supplies necessary for the customary transfer of inmates as may customarily arise in connection with the operation of the Prison at maximum capacity;

            (i) a sufficient amount of furniture, furnishings and customary teaching supplies and equipment to properly and efficiently operate the educational facilities located upon or within the Improvements, at maximum capacity;

            (j) a sufficient amount of furniture, furnishings, equipment and supplies to properly and efficiently operate the recreational facilities located upon or within the Improvements, at maximum capacity;

            (k) a sufficient amount of furniture, furnishings, equipment and supplies to properly and efficiently operate the industry and workshop facilities located upon or within the Improvements, at maximum capacity; and

            (l) such other furniture, furnishings, equipment and supplies as may be necessary to operate the Prison in a proper and efficient manner.

      3.19 AMERICANS WITH DISABILITIES ACT AND REHABILITATION ACT. To Seller's Knowledge, the Property is in compliance with the Americans With Disabilities Act and Section 504 of the Rehabilitation Act of 1973, to the extent such acts are applicable to facilities such as the one on the Property.

      3.20 STRUCTURAL CONDITION. To Seller's Knowledge, there is no latent material defect in the Improvements or structural elements thereof, mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing the Property and the roofs.

      3.21 ZONING. To Seller's Knowledge, the present zoning of the Property permits the current use thereof without special variances. Seller has no Knowledge of any fact, proceeding or threatened action or proceeding which could result in a modification or termination of the present zoning of the Property.

      3.22 NO OTHER PROPERTY INTERESTS. There are no property interests, buildings, structures or other improvements or personal property that are owned by Seller which are necessary for the operation of the Prison that are not being conveyed pursuant to this Agreement.

      3.23 PRIVATE PRISON CONTRACT. The Private Prison Contract is in full force and effect. To Seller's Knowledge, Seller has performed all of its obligations under the Private Prison Contract and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under the Private Prison Contract. To Seller's Knowledge, the State has performed all of its obligations under the Private Prison Contract in all material respects, and is not in default thereunder in any material respect. Seller has received no notice of any intention by the State to cancel the Private Prison Contract, nor has Seller acted to cancel same. The State has not indicated to Seller any interest in exercising the State's option to purchase the Real Property as set forth in Section 9.16 of the Private Prison Contract and such option to purchase shall not preclude, prevent, undo or otherwise affect the transaction contemplated in this Agreement.

      3.24 LITIGATION. There are no actions, suits or proceedings pending or, to Seller's Knowledge, threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or operation of the Property, or by any Governmental Authority.

Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser. All of Seller's representations and warranties, and all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby for a period of one (1) year from the Closing Date.

                                   ARTICLE IV
                  PURCHASER'S REPRESENTATIONS AND WARRANTIES

      To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, upon each of which Purchaser acknowledges and agrees that Seller is entitled to rely and has relied:

      4.1 ORGANIZATION AND POWER. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all corporate and/or partnership powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

      4.2 NON-CONTRAVENTION. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

      4.3 LITIGATION. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Purchaser, and/or (c) could materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

      4.4 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Purchaser.

                                    ARTICLE V
                   CONDITIONS PRECEDENT; RIGHT TO TERMINATE

      5.1 AS TO PURCHASER'S OBLIGATIONS. Purchaser's obligations hereunder are subject to the satisfaction of the following conditions precedent:

            (a) SELLER'S DELIVERIES. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and other information required of Seller pursuant to SECTIONS 7.2 AND 7.4 hereof.

            (b) REPRESENTATIONS, WARRANTIES AND COVENANTS; OBLIGATIONS OF SELLER; CERTIFICATE. All of Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made; there shall have been no material adverse change in the business conducted at the Property or the financial results thereof from the date of acceptance of this Agreement and no matter, condition or event shall have occurred which could in Purchaser's reasonable judgment, materially and adversely affect the operation, value or marketability of the Property or any part thereof, or the ability to obtain financing in connection with the Property; Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement and Seller shall have executed and delivered to Purchaser at Closing a certificate to the foregoing effect. Seller shall disclose all financial information regarding the Property as it receives such information from the Operator. In addition to the foregoing, in the event that all matters set forth in Article III hereof are not true and correct in the absolute (i.e., regardless of Seller's Knowledge of same) as of the Closing Date, Purchaser shall have the right to terminate this Agreement upon written notice to Seller, whereupon the Deposit shall be promptly returned to Purchaser.

            (c) TITLE TO PROPERTY. Seller shall be the sole owner of good and marketable fee simple title to the Real Property and good and marketable fee simple title to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. Seller shall not have taken any action or permitted or suffered any action to be taken by others from the date hereof and through and including the date of Closing that would adversely affect the status of title to the Real Property and Tangible Personal Property.

            (d) CONDITION OF IMPROVEMENTS. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, electronic security and monitoring systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and Seller shall not have diminished the Inventory. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property without Purchaser's prior written consent unless the same is replaced, prior to Closing, with a similar item of at least equal suitability, quality and value, free and clear of any lien or security interest.

            (e) UTILITIES. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

            (f) PRIVATE PRISON CONTRACT. The Private Prison Contract is in full force and effect, with no existing breach thereunder on the part of Seller or the State, and Purchaser has received assurances of the foregoing from the State that are reasonably satisfactory to Purchaser.

            (g) OPERATING AGREEMENTS. The Operating Agreements are in full force and effect, with no existing breach thereunder on the part of Seller or any other party thereto.

            (h) TITLE INSURANCE. Good and marketable fee simple title to the Real Property shall be insurable as such by the Title Company, at its lowest rates allowed by law, subject only to the Permitted Exceptions as determined in accordance with SECTION 2.4 hereof and including, without limitation, all applicable deletions of standard exceptions and endorsements permitted under applicable state law which are customarily required by institutional investors purchasing property comparable to the Property.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser.

      5.2 AS TO SELLER'S OBLIGATIONS. Seller's obligations hereunder are subject to the satisfaction of the following conditions precedent:

            (a) PURCHASER'S DELIVERIES. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to SECTIONS 7.3 AND 7.4 hereof.

            (b) REPRESENTATIONS, WARRANTIES AND COVENANTS; OBLIGATIONS OF PURCHASER. All of Purchaser's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

      5.3 SELLER'S RIGHT TO TERMINATE. On or before November 20, 1997, Purchaser shall deliver to Seller a binding commitment (whether in the form of a loan or equity contribution) consistent with industry standards which will provide Purchaser with the funds necessary to pay the Purchase Price at Closing. Any other provisions of this Agreement to the contrary notwithstanding, if Seller, in its reasonable discretion, determines that Purchaser has failed to provide a commercially reasonable commitment from a reasonably acceptable issuer by November 20, 1997, Seller thereafter (for so long as an acceptable commitment remains undelivered by Purchaser) shall have the right to terminate this Agreement upon written notice to Purchaser, whereupon the Deposit shall be promptly returned to Purchaser.

      5.4 PURCHASER'S RIGHT TO TERMINATE. Any other provisions of this Agreement to the contrary notwithstanding, in the event Purchaser is unable to obtain a binding commitment for debt or equity financing, as contemplated in SECTION 5.3 above, due solely to the existence of the State's option to purchase set forth in Section 9.16 of the Private Prison Contract, Purchaser shall have the right to terminate this Agreement upon written notice to Seller, whereupon the Deposit shall be promptly returned to Purchaser.

                                   ARTICLE VI
                               COVENANTS OF SELLER

      To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller covenants and agrees to the following:

      6.1 OPERATING AGREEMENTS. Seller shall not enter into any new Operating Agreements, leases in which it is lessee or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind Purchaser or the Property after the date of Closing or (b)

Seller has obtained Purchaser's prior written consent to such agreement or modification. Seller agrees to cancel and terminate effective as of the Closing Date, any Operating Agreement which Purchaser requests in writing within thirty
(30) days after the effective date of this Agreement.

      6.2 WARRANTIES AND GUARANTIES. Seller shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser.

      6.3 INSURANCE. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller's Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

      6.4 OPERATION OF PROPERTY PRIOR TO CLOSING. Seller covenants and agrees with Purchaser that, between the date of this Agreement and the date of Closing:

            (a) Subject to the restrictions contained herein, Seller shall operate the Property in the same manner in which Seller operated the Property prior to the execution of this Agreement, so as to keep the Property in good condition, reasonable wear and tear excepted.

            (b) Seller shall maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.

            (c) Seller shall maintain in full force and effect all Insurance Policies.

            (d) Seller shall maintain in full force and effect the Private Prison Contract and all Operating Agreements.

            (e) Seller shall use and operate the Property in compliance with Applicable Laws and the requirements of any agreements affecting the Property.

            (f) Except as otherwise permitted hereby, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Purchaser's ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in ARTICLE III hereof to be untrue as of Closing.

            (g) Seller shall not fail to maintain the Improvements and the Tangible Personal Property (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) in the same condition as they are as of the date hereof, reasonable wear and tear excepted.

            (h) Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and Seller shall not permit the Inventory to be diminished other than as a result of the ordinary and necessary operation of the Prison by Seller.

            (i) Seller shall not remove or cause or permit to be removed any part or portion of the Real Property or the Tangible Personal Property without the express written consent of Purchaser unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

            (j) Neither Seller nor Seller's managing agent shall (1) make any agreements which shall be binding upon Purchaser with respect to the Property or that otherwise cannot be terminated without penalty upon thirty (30) days notice, or (2) change, modify, extend, renew or terminate any agreement in effect as of the date hereof which would be binding upon Purchaser with respect to the Property without the express written consent of Purchaser.

            (k) Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning or affecting the Property of which Seller obtains Knowledge.

            (l) Seller shall, subject to limitations provided by law with respect to privacy rights of inmates, give to Purchaser, its attorneys, accountants and other representatives, during normal business hours and as often as may be reasonably requested, full access to all books, records and files relating to the Property so long as the same does not unreasonably interfere with Seller's business operations.

      6.5 NO MARKETING. Seller, for so long as this Agreement remains in effect, shall not market the Property for sale or enter into discussions or negotiations with potential purchasers of the Property.

The foregoing covenants of Seller are for the benefit of Purchaser or its assignee of its rights under this Agreement.

                                   ARTICLE VII
                                     CLOSING

      7.1 CLOSING. The Closing shall occur on a business day designated by Purchaser, with at least ten (10) days notice to Seller, which date shall be no later than January 6, 1998. As more particularly described below, at the Closing the parties hereto will meet to (i) execute all of the documents required to be delivered in connection with the transactions contemplated hereby (the "CLOSING DOCUMENTS"), (ii) deliver the same to Escrow Agent, and (iii) take all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Andrews Davis Legg Bixler Milsten & Price in Oklahoma City, Oklahoma, or at such other place as Purchaser shall designate by written notice to Seller given at least five days prior to the Closing. At the Closing, Purchaser shall deliver the Purchase Price to Escrow Agent and, provided there has been no change in the status of title as reflected in the Title Commitment and Survey (following Seller's correction of Purchaser's Objections as provided under Section 2.4 hereof), Escrow Agent shall record the Deed, release and date, where appropriate, the Closing Documents in accordance with the joint instructions of Seller and Purchaser and shall send, by wire transfer, all sums owing to Seller hereunder to Seller. As provided herein, the parties hereto will agree upon adjustments and perorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at Closing, subject only to Permitted Title Exceptions.

      7.2 SELLER'S DELIVERIES. At the Closing, Seller shall deliver to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

            (a) The certificate required by SECTION 5.1(B) hereof.

            (b)   The Deed.

            (c)   The Bill of Sale - Inventory.

            (d)   The Bill of Sale - Personal Property.

            (e)   The Assignment and Assumption Agreement.

            (f)   The Private Prison Contract Assignment.

            (g)   The Operator Estoppel Certificate.

            (h) Certificates of Title for all vehicles owned by Seller and used in connection with the Property, duly endorsed in favor of Purchaser.

            (i) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy subject only to the Permitted Title Exceptions and to eliminate such standard exceptions and to issue such endorsements thereto which may be eliminated and issued under applicable state law and which are customarily required by institutional investors purchasing property comparable to the Property.

            (j) The FIRPTA Certificate.

            (k) All original Warranties and Guaranties in Seller's possession or reasonably available to Seller.

            (l)   Certified copies of Seller's Organizational Documents.

            (m) Resolutions reasonably accepted to Purchaser, together with all other necessary approvals and consents of Seller and such documentary and other evidence as may be reasonably required by Purchaser or Escrow Agent, authorizing and evidencing the authorization of (i) the execution on behalf of Seller of this Agreement and the authority of the person or persons who are executing the various documents to be executed and delivered by Seller prior to, at or otherwise in connection with the Closing, and (ii) the performance by Seller of its obligations hereunder and under such documents.

            (n) A valid, final and unconditional certificate of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Authority.

            (o) For all Operating Agreements other than those being terminated in accordance with the provisions of Section 6.1 hereof, the originals of such agreements, duly assigned to Purchaser and with such assignment acknowledged and approved by the other parties to such Operating Agreements to the extent required by such Operating Agreements.

            (p) For all Seller's Insurance Policies that are to be assigned to Purchaser, if any (which election shall be made by Purchaser, if at all, in writing, no later than thirty (30) days prior to the Closing Date), the originals of such Insurance Policies, together with an assignment or assignments thereof to Purchaser acknowledged and approved by all requisite parties.

            (q) To the extent in Seller's possession or reasonably available to Seller, originals of the following items: (1) complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property; and (2) as-built plans and specifications for the Property.

            (r) A list of Seller's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.

            (s) A list of all vendors and suppliers servicing the Prison.

            (t) All books, records, operating reports, appraisal reports, files and other materials in Seller's possession or control which are necessary in Purchaser's discretion to maintain continuity of operation of the Property.

            (u) Written notice executed by Seller notifying all interested parties that the Property has been conveyed to Purchaser and directing that all payments, invoices, inquiries and the like be forwarded to Purchaser at the address to be provided by Purchaser.

            (v) A current UCC Report showing no financing statements by Seller as Debtor covering the Property unless the Secured Parties named therein have submitted termination statements therefor to be delivered in return for payment at Closing.

            (w) To the extent available, executed originals of all Authorizations, if any, transferred or assigned to Purchaser at Closing as required hereunder.

            (x) To the extent not previously delivered to Purchaser, all Warranties and Guaranties in effect as of the date of this Agreement.

            (y) To the extent in Seller's possession or reasonably available to Seller and not previously delivered to Purchaser, copies of all Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.

            (z) To the extent not previously delivered to Purchaser, all structural, mechanical or other engineering reports or studies related to the Property, if any, in Seller's possession or reasonably available to Seller.

            (aa) A written opinion from Seller's counsel stating that the transaction contemplated herein shall be unaffected by the State's option to purchase the Real Property, set forth in Section 9.16 of the Private Prison Contract, and that such option to purchase cannot be used legally to nullify this Agreement or preclude, prevent, undo or otherwise affect the transaction contemplated herein.

            (bb) Any other document or instrument reasonably requested by Purchaser or required hereby.

      7.3   PURCHASER'S DELIVERIES.

            (a) At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price described in SECTION 2.2 hereof.

            (b) At the Closing, Purchaser shall deliver to Escrow Agent, the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser and shall be dated as of the Closing Date: (i) the Assignment and Assumption Agreement, and (ii) the Private Prison Contract Assignment.

            (c) At the Closing, Purchaser shall deliver to Seller any other document or instrument reasonably requested by Seller or required hereby.

      7.4 MUTUAL DELIVERIES. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

            (a) A final closing statement reflecting the Purchase Price and the adjustments and perorations required hereunder and the allocation of income and expenses required hereby.

            (b) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

      7.5 CLOSING COSTS. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed, if any, and all transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title to the Real Property, if any, shall be paid by Seller. Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments. Purchaser shall pay all other closing costs (except any costs incurred by Seller for its own account) in carrying out the transactions contemplated hereunder, including without limitation sales taxes, if any, due upon the sale of the Personal Property.

      7.6 REVENUE AND EXPENSE ALLOCATIONS. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing. Such adjustments shall be shown on the closing statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to SECTION 2.2 hereof. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated at Closing:

            (a) Revenue and expenses under the Private Prison Contract.

            (b) Personal property and real property taxes.

            (c) Revenue and expenses under the Operating Agreements to be assigned to and assumed by Purchaser. Seller shall receive a credit for, or a refund of, any deposits made for utility service.

            (d) Utility charges (including, but not limited to, charges for water, sewer and electricity).

            (e) Insurance premiums for all insurance policies being assigned to Purchaser, if any. Seller shall receive a credit for, or a refund of, any unearned premiums paid on such Insurance Policies.

            (f) License and permit fees, where transferable.

            (g) All other revenues and expenses of the Property.

            (h) Such other items as are usually and customarily prorated between purchasers and sellers of properties in the area where the Property is located.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The proration provisions of this Agreement shall survive the closing of the transaction contemplated hereby for a period of six (6) months.

      7.7 ACQUISITION AND PAYMENT FOR INVENTORY. Seller agrees to sell to Purchaser or its lessee, operator or other designee (as Purchaser shall specify) and Purchaser agrees to purchase or cause its lessee, operator or other designee to purchase from Seller inventories of food and beverage in unopened cases and unused reserve stock (as opposed to in-use operating supplies) of linens, towels, paper goods, soaps, cleaning supplies, office supplies, medical supplies, automotive supplies, educational supplies, recreational supplies, workshop supplies, serviceware, utensils and miscellaneous inmate supplies and the like. Purchaser shall pay for same at fair market value or cost, whichever is lower, on the Closing Date. Purchaser shall not be required to pay for in-use operating supplies although title to same shall pass from Seller to Purchaser or its lessee, operator or other designee (as Purchaser shall specify) at Closing without additional compensation or payment. Such in-use operating supplies shall include at a minimum the following operating supplies (i) linens: three (3) sheets, pillowcases, bath towels and wash cloths per bed; (ii) serviceware, utensils and similar supplies sufficient for operation of the Prison dining facilities, and (iii) one (1) average month's supply of paper goods, soaps, and cleaning supplies, (iv) a sufficient amount of furniture, furnishings, mattresses, pillows, blankets and the like to house the Prison's inmates at maximum occupancy, (v) a sufficient amount of furniture, furnishings and supplies (including, without limitation, one (1) average month's supply of disposable supplies) to properly and efficiently operate the Prison's infirmary, laundry, administrative offices, security systems, educational facilities, recreational facilities and workshop facilities, and (vi) a sufficient amount of supplies to operate the vehicles used in connection with the operation of the Prison. The parties hereto shall jointly take inventories of all such personal property as near as practical to the Closing Date, and all adjustments and payments due thereon shall be made at Closing

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 CONDEMNATION. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property ,or any proposed sale in lieu thereof, Seller shall give written notice thereof to Purchaser promptly after Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Purchaser shall have the right to terminate this Agreement pursuant to SECTION
9.3 hereof. If Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Purchaser at Closing. Seller shall not settle or compromise any such proceeding without Purchaser's written consent. If Purchaser elects to terminate this Agreement by giving Seller written notice thereof prior to the Closing, the Deposit shall be promptly returned to Purchaser and all rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately.

      8.2 RISK OF LOSS. The risk of any loss or damage to the Property prior to the delivery of the Deed at Closing shall remain upon Seller. If any such loss or damage occurs prior to delivery of the Deed at Closing, Purchaser shall have the right to terminate this Agreement pursuant to SECTION 9.3 hereof. If Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Purchaser at Closing and Purchaser shall receive as a credit against the Purchase Price the amount of any deductibles under the policies of insurance covering such loss or damage. If Purchaser elects to terminate this Agreement by giving Seller written notice thereof prior to the Closing, the Deposit shall be promptly returned to Purchaser and all rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately.

      8.3 BROKER. The parties acknowledge that Broker has been the procuring cause of this Agreement. Seller and Purchaser each shall pay Broker a .5% commission, when, as and if the transaction contemplated hereby actually closes, in accordance with a separate agreement or agreements between the Broker and the parties hereto. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Seller in connection with this transaction. This provision shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

      8.4 BULK SALE. It shall be the obligation of Seller to comply with any bulk sale requirements, statutes, laws, ordinances and regulations promulgated with respect thereto, if any, in the State in which the Property is located, or in or by any governmental entity having jurisdiction with respect thereto, and to provide proof of such compliance or proof that no such compliance is required, to Purchaser, at or prior to Closing. In any event, Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands, liabilities or obligations of any kind or nature whatsoever, including all costs of defending same, and reasonable attorneys' fees paid or incurred in connection therewith, arising out of or relating to any claim made by any third party or any liability asserted by any third party that any applicable bulk sales law or like statute has not been complied with. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

      8.5 CONFIDENTIALITY. Except as hereinafter provided, from and after the execution of this Agreement, Purchaser and Seller (to the extent allowed by law as a public entity) shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who "need to know", such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction. After Closing, Purchaser shall be free to disclose previously confidential information in its sole, unfettered discretion.

      8.6 SELLER'S ACCOUNTS RECEIVABLE. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller's accounts receivable. All of Seller's accounts receivable shall be and remain the property of Seller, subsequent to the Closing of the transaction contemplated hereby. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller's accounts receivable shall be and remain the property of Seller, still, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser's accounts receivable generated from Prison operations, even if the person or entity paying same is also indebted to Seller. Seller agrees that it shall not bring any legal action to enforce collection of payment of any accounts receivable against any current tenant of the Property or other third party in a contractual or business relationship with the Property as of the Closing Date.

                                   ARTICLE IX
                       LIABILITY OF PURCHASER AND SELLER;
               INDEMNIFICATION BY SELLER AND PURCHASER; DEFAULT

      9.1 LIABILITY OF PURCHASER. Except for obligations expressly assumed or agreed to be assumed by Purchaser hereunder, Purchaser is not assuming any obligations of Seller or any liability for claims arising out of any act, omission or occurrence with respect to the Property which occurs, accrues or arises prior to the Closing Date, and Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Purchaser as a result of (1) obligations of Seller not expressly assumed or agreed to be assumed by Purchaser hereunder, or
(2) acts, omissions or occurrences with respect to the Property which occur, accrue or arise prior to the Closing Date. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

      9.2 INDEMNIFICATION BY SELLER. Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Purchaser, whether before or after Closing, as a result of any inaccuracy or breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto except for any breach or inaccuracy of any representation or warranty as to which Seller has given Purchaser written notice prior to Closing of the untruth or inaccuracy or of which Purchaser otherwise had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing; provided, however, the foregoing knowledge limitation on Seller's indemnity shall not limit Purchaser's remedy described in
SECTION 9.5(A)(II) hereof. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

      9.3 Except for continuing obligations expressly assumed by Seller hereunder, Seller shall not be liable for claims arising out of any act, omission or occurrence with respect to the Property which occurs, accrues or arises after the Closing Date, and Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller as a result of (1) obligations expressly assumed or agreed to be assumed by Purchaser hereunder, or (2) acts, omissions or occurrences with respect to the Property which occur, accrue or arise after the Closing Date. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

      9.4 Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller, whether before or after Closing, as a result of any inaccuracy or breach by Purchaser of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Purchaser pursuant hereto except for any breach or inaccuracy of any representation or warranty as to which Purchaser has given Seller written notice prior to Closing of the untruth or inaccuracy or of which Seller otherwise had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

      9.5 DEFAULT BY SELLER/FAILURE OF CONDITIONS PRECEDENT. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, and if Seller fails to cure any such matter or satisfy that condition within ten (10) business days after notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), Purchaser, at its option, may elect (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Purchaser, (ii) if the condition which has not been satisfied is a breach of a representation, warranty or covenant, then Seller shall be obligated upon demand to reimburse Purchaser for Purchaser's actual out-of-pocket inspection, financing and other costs related to Purchaser's entering into this Agreement, inspecting the Property and preparing for a Closing of the transaction contemplated hereby, including, without limitation, Purchaser's attorneys' fees incurred in connection with the preparation, negotiation and execution of this Agreement and in connection with Purchaser's due diligence review and preparation for a Closing, and (iii) all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) elect to proceed to Closing. If Purchaser elects to proceed to Closing and there is either a misrepresentation or breach of a warranty by Seller (other than a breach of a representation or warranty of which Purchaser had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing) or the breach of a covenant by Seller or a failure by Seller to perform its obligations hereunder, Purchaser shall retain all remedies accruing as a result thereof, including, but not limited to the remedy of specific performance of Seller's covenants and obligations and the remedy of the recovery of all reasonable damages resulting from Seller's breach of warranty or covenant.

      9.6 DEFAULT BY PURCHASER/FAILURE OF CONDITIONS PRECEDENT. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing, and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller (or such other time period as may be explicitly provided for herein), Seller may, at its option, elect either (a) to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and Purchaser fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller's sole remedy for such default shall be to terminate this Agreement and retain payments received under the Demand Note. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall retain payments received under the Demand Note as full and complete liquidated damages and as Seller's sole remedy.

      9.7 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.

      9.8 LIMITATION OF LIABILITY. Notwithstanding anything herein to the contrary, except in the case of fraud by either party, the liability of each party hereto resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party and except in the case of fraud by either party, the parties hereto hereby waive their rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this SECTION 9.6 shall survive the Closing of the transaction contemplated hereby.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.1 COMPLETENESS; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto, including without limitation that certain letter agreement dated as of October 6, 1997 by and between Purchaser and Seller. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

      10.2 ASSIGNMENTS. Purchaser may assign its rights hereunder without the consent of Seller.

      10.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

      10.4 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

      10.5 GOVERNING LAW. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Oklahoma.

      10.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

      10.7 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      10.8 COSTS. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

      10.9 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

   If to Seller:                 HINTON ECONOMIC DEVELOPMENT AUTHORITY
                                 101 West Main Street
                                 P.O. Box 1038
                                 Hinton, Oklahoma  73047
                                 Attention:  Mr. Michael Chaloner, Secretary
                                 Telephone:  (405) 542-3101
                                 Facsimile:   (405) 542-3107


   With a copy to:               ANDREWS DAVIS LEGG BIXLER MILSTEN & PRICE, INC.
                                 500 West Main Street, Suite 500
                                 Oklahoma City, Oklahoma  73102
                                 Attention:  Leroy J. Patton, Esq.
                                 Telephone:  (405) 272-9241
                                 Facsimile:   (405) 235-8786

   If to Purchaser:              FORESITE CAPITAL FACILITIES CORPORATION
                                 3773 Cherry Creek North Drive - Suite 240
                                 Denver, Colorado 81615
                                 Attention:  Mr. Norman E. Wirkler, President
                                 Telephone:  (303) 377-2900
                                 Facsimile:   (303) 377-0621

   With a copy to:               PEABODY & BROWN
                                 1255 23rd Street, N.W.
                                 Washington, D.C. 20037
                                 Attention:  Bruce S. Lane, Esq.
                                 Telephone:  (202) 973-7700
                                 Facsimile:   (202) 973-7750

   If to Escrow Agent/Title Company: Caddo County Abstract Company, Inc.
                                 as agent for First American Title Insurance
                                 Company
                                 109 Southwest Second Street
                                 P.O. Box 307
                                 Anadarko, Oklahoma  73105
                                 Telephone:  (405) 247-3369
                                 Facsimile:   (405) 247-7510

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

      10.10 ESCROW AGENT. Escrow Agent referred to in the definition thereof contained in SECTION 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and deliver the Deposit to the Registry of such court, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

      10.11 INCORPORATION BY REFERENCE. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

      10.12 SURVIVAL. All of the representations, warranties, covenants and agreements of Seller and Purchaser made in, or pursuant to, this Agreement shall survive Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

      10.13 FURTHER ASSURANCES. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

      10.14 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Purchaser specifically established hereby.

      10.15 TIME OF ESSENCE. Time is of the essence with respect to every provision hereof.

      10.16 SIGNATORY EXCULPATION. The signatories for Purchaser and Seller are executing this Agreement in their capacities as representatives of Purchaser and Seller, respectively, and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

      10.17 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Agreement:

            (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter. All headings, tables of content and section references are solely for convenience and shall not constitute a part of this Agreement.

            (b) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

            (c) As used herein, the term or phrases "Effective Date," "date of this Agreement" or "date hereof" shall mean the first date this Agreement is fully executed by Seller and Purchaser.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

                                     SELLER:

                                    HINTON ECONOMIC DEVELOPMENT AUTHORITY,
                                    a public trust and agency of the State of Oklahoma


                                    By:/s/KENNETH DOUGHTY
                                    Name: Kenneth Doughty
                                    Title: Vice Chairman

                                    Date of Execution:  November 17, 1997

                                    PURCHASER:

                                    FORESITE CAPITAL FACILITIES CORPORATION, a Colorado corporation

                                    By:/s/NORMAN WIRKLER
                                    Name: Norman Wirkler
                                    Title: President

                                    Date of Execution:  November 13, 1997